EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.


                                                   Three Months Ended
                                              December 26,    December 28,
                                                 1996            1995
                                              ------------    ------------

EARNINGS PER SHARE:
Average shares outstanding                     2,569,069       2,539,467

Net effect of dilutive stock options
   and warrants -- based on the treasury
   stock method using average market
   price                                         236,764         176,495
                                              ----------      ----------
Total                                          2,805,833       2,715,962
                                              ==========      ==========

Net income                                    $  219,313      $  203,584
                                              ==========      ==========

Net income per share of Common
   Stock                                      $     0.08      $     0.07
                                              ==========      ==========